JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2015 NET INCOME OF
$6.8 BILLION, OR $1.68 PER SHARE, ON REVENUE1 OF $23.5 BILLION
15% RETURN ON TANGIBLE COMMON EQUITY1

THIRD-QUARTER 2015 NET INCOME OF $5.4 BILLION, OR $1.32 PER SHARE,
AND ROTCE OF 12% EXCLUDING TAX BENEFITS, LEGAL EXPENSE AND NET RESERVE RELEASES1

THIRD-QUARTER RESULTS3

ROTCE[1] 15%	Common equity Tier 1[1,4] 11.4%	Overhead ratio[1] 65%	Net payout LTM[5,6] 49%

Firmwide Balance Sheet	■	Period-end balance sheet down $156 billion YTD
	■	Loans-to-deposits ratio of 64%, up 8% YTD
	■	Core loans[7] up 15% YoY and 4% QoQ

CCB	■	Consumer & Business Banking average deposits up 9%; Business Banking average loans up 6%
ROE of 20%	■	Over 22 million active mobile customers, up 21%
OH of 57%	■	Credit card sales volume[8] up 6% and Merchant processing volume up 11%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 8.2% wallet share for 3Q15
ROE of 8%	■	#1 wallet share in North America and EMEA in 3Q15
OH of 75%

CB	■	Loan balances up 13%
ROE of 14%	■	Eleventh consecutive quarter of single-digit NCO rate or net recoveries
OH of 44%

AM	■	Record average loan balances, up 7%
ROE of 20%	■	81% of mutual fund AUM ranked in the 1st or 2nd quartiles over 5 years
OH of 73%

Jamie Dimon, Chairman and CEO, commented on the financial results:
"We had decent results this quarter. We saw the impact of a challenging global environment and continued low rates reflected in the wholesale businesses’ results, while the consumer businesses benefited from favorable trends and credit quality. Overall, our risk management discipline and diversified platforms across the businesses are serving us well.”
Dimon added: “We continue to focus on our commitments, optimize our balance sheet and manage our expenses. We are also building the businesses for the future, dedicating resources to controls, cybersecurity and technology.”
Dimon concluded: “Our position of strength allows us to make significant investments to transform the businesses we operate, deliver better experiences to our customers and clients, gain share and be positioned to be a long-term winner.”

SIGNIFICANT ITEMS

■	Third-quarter results included the following significant items[2]:

■	$2.2 billion of tax benefits ($0.57 per share increase in earnings)

■	$1.0 billion aftertax firmwide legal expense ($0.26 per share aftertax decrease in earnings)
FORTRESS PRINCIPLES

■	Tangible book value per share[1,9] of $47.36, up 8%

■	Basel III common equity Tier 1 capital[1,4] of $172 billion; ratio of 11.4%[4]

■	Firm SLR[1] of 6.3% and Bank SLR[1] of 6.5%

■	Compliant with U.S. LCR[10] – HQLA[11] of $505 billion
OPERATING LEVERAGE

■	Adjusted expense[1] of $14.0 billion and adjusted overhead ratio[1] of 60%

CAPITAL RETURN

■	$2.7 billion returned to shareholders[6] in the third quarter

■	$1.0 billion of net repurchases and common dividend of $0.44 per share
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.5 trillion of credit and capital[12] raised in the first nine months of 2015

■	$177 billion of credit for consumers

■	$16 billion of credit for U.S. small businesses

■	$462 billion of credit for corporations

■	$763 billion of capital raised for clients

■	$55 billion of credit and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

Investor Contact: Sarah Youngwood (212) 270-7325
[1]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
 2In addition, results included $281 million net reduction in Firmwide credit reserves ($0.05 per share increase in earnings)
  For additional notes see page 7.

Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 6. Percentage comparisons noted in the sections below are calculated for the third quarter of 2015 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)[9]

Results for JPM				2Q15		3Q14
($ millions, except per share data)	3Q15	2Q15	3Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$23,535	$24,531	$25,146	$(996)	(4)%	$(1,611)	(6)%
Noninterest expense	15,368	14,500	15,798	868	6	(430)	(3)
Provision for credit losses	682	935	757	(253)	(27)	(75)	(10)
Net income	$6,804	$6,290	$5,565	$514	8%	$1,239	22%
Earnings per share	1.68	1.54	1.35	0.14	9	0.33	24
Return on tangible common equity	15%	14%	13%
Net revenue on a U.S. GAAP basis totaled $22.8 billion, $23.8 billion, and $24.5 billion for the third quarter of 2015, second quarter of 2015, and third quarter of 2014, respectively.

Discussion of Results:
Net income was $6.8 billion, an increase of 22%.
Net revenue was $23.5 billion, down 6%, driven by lower CIB Markets revenue including business simplification and lower Mortgage Banking revenue.
Net interest income was $11.2 billion, down 1% compared to the prior year, as lower investment securities balances and lower trading net interest income were predominantly offset by loan growth. Net interest income was up 2% quarter-over-quarter, driven by higher loan yields and balances.
Noninterest expense was $15.4 billion, down 3%, driven by lower CIB expense related to compensation and business simplification, partially offset by higher legal expense.
The provision for credit losses was $682 million, down 10%, due to lower net charge-offs, largely offset by lower reserve releases. In the current quarter, consumer reserve releases of $591 million13, reflecting continued improvement in home prices and delinquencies, were largely offset by an increase in reserves across the wholesale businesses of $310 million driven by select downgrades, including Oil & Gas.
The current quarter reflected tax benefits of $2.2 billion due to the resolution of tax audits and the release of deferred taxes.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q15		3Q14
($ millions)	3Q15	2Q15	3Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,879	$11,015	$11,367	$(136)	(1)%	$(488)	(4)%
Noninterest expense	6,237	6,210	6,305	27	—	(68)	(1)
Provision for credit losses	389	702	902	(313)	(45)	(513)	(57)
Net income	$2,630	$2,533	$2,529	$97	4%	$101	4%
Discussion of Results:
Net income was $2.6 billion, an increase of 4%.
Net revenue was $10.9 billion, a decrease of 4%. Net interest income was $7.2 billion, flat compared to the prior year, reflecting spread compression offset by higher deposit and loan balances and a reduction in the reserve for uncollectible interest and fees. Noninterest revenue was $3.7 billion, down 12%, driven by lower Mortgage Banking revenue.
Noninterest expense was $6.2 billion, a decrease of 1%, driven by lower Mortgage Banking expense.
The provision for credit losses was $389 million, a decrease of 57%, driven by a larger reduction in the allowance for loan losses

JPMorgan Chase & Co.
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and lower net charge-offs.
Consumer & Business Banking net income was $954 million, an increase of 3%.
Net revenue was $4.6 billion, down 2%. Net interest income was $2.6 billion, down 7%, due to spread compression, largely offset by higher deposit balances. Noninterest revenue was $2.0 billion, up 5%, driven by higher deposit-related fees, higher debit card revenue and higher investment revenue.
Noninterest expense was $3.0 billion, a decrease of 3%, driven by branch efficiencies.
Mortgage Banking net income was $602 million, an increase of 29%.
Net revenue was $1.6 billion, a decrease of 23%, driven by lower net servicing revenue and the absence of a non-recurring gain reported in the prior year.
Noninterest expense was $1.1 billion, a decrease of 13%, reflecting continuing mortgage efficiencies.
The provision for credit losses was a benefit of $534 million, compared with a benefit of $19 million in the prior year, driven by a larger reduction in the allowance for loan losses reflecting continued improvement in home prices and delinquencies. The current quarter provision reflected an allowance reduction of $575 million, of which $375 million was related to the purchased credit-impaired portfolio and $200 million was related to the non credit-impaired portfolio.
Card, Commerce Solutions & Auto14 net income was $1.1 billion, a decrease of 6%.
Net revenue was $4.8 billion, an increase of 2%. Net interest income was $3.4 billion, an increase of 4%, driven by a reduction in the reserve for uncollectible interest and fees, and higher loan balances. Noninterest revenue was $1.3 billion, down 4%, driven by the impact of changes to co-brand partnerships and higher amortization of new account origination costs, predominantly offset by higher auto lease and card sales volumes.
Noninterest expense was $2.2 billion, up 8%, driven by higher auto lease depreciation and higher marketing expense.
The provision for credit losses was $873 million, an increase of 3%, reflecting a smaller reduction in the allowance for loan losses largely offset by lower net charge-offs.

CORPORATE & INVESTMENT BANK (CIB)[9]

Results for CIB				2Q15		3Q14
($ millions)	3Q15	2Q15	3Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,168	$8,723	$9,105	$(555)	(6)%	$(937)	(10)%
Noninterest expense	6,131	5,137	6,035	994	19	96	2
Provision for credit losses	232	50	(67)	182	364	299	NM
Net income	$1,464	$2,341	$1,680	$(877)	(37)%	$(216)	(13)%
Discussion of Results:

Net income was $1.5 billion, a decrease of 13%. Net revenue was $8.2 billion, a decrease of 10%.

Banking revenue15 was $2.8 billion, up 2%. Investment Banking revenue was $1.5 billion, up 5%, on higher debt underwriting fees and higher advisory fees, largely offset by lower equity underwriting fees compared to a strong quarter in the prior year, especially in EMEA. The business continued to rank #1 in Global Investment Banking fees in third-quarter 2015. Treasury Services revenue16 was $899 million, down 4%, reflecting lower net interest income.

Markets & Investor Services revenue15 was $5.4 billion, down 16%. Excluding the revenue decline related to business simplification, total Markets revenue would have been down 6%1, and Fixed Income Markets revenue would have been down 11%1. Fixed Income Markets revenue reflected lower revenue in Commodities and continued weakness in Credit, partially offset by strength in Currencies & Emerging Markets; and also reflected higher interest costs on higher long-term debt. Equity Markets revenue was $1.4 billion, up 9%, with strong performance across derivatives and cash driven by higher client volumes.

Noninterest expense was $6.1 billion, up 2%, as higher legal expense was offset by lower compensation expense and the benefit from business simplification.

The provision for credit losses was $232 million, up $299 million from the prior year, reflecting higher reserves driven by Oil & Gas.

COMMERCIAL BANKING (CB)

Results for CB				2Q15		3Q14
($ millions)	3Q15	2Q15	3Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,644	$1,739	$1,703	$(95)	(5)%	$(59)	(3)%
Noninterest expense	719	703	668	16	2	51	8
Provision for credit losses	82	182	(79)	(100)	(55)	161	NM
Net income	$518	$525	$671	$(7)	(1)%	$(153)	(23)%
Discussion of Results:
Net income was $518 million, a decrease of 23%.
Net revenue was $1.6 billion, down 3%, driven by yield compression in both loans and deposits and lower investment banking revenue, partially offset by higher lending balances. Net revenue was down 5% quarter-over-quarter, driven by lower investment banking revenue.
Noninterest expense was $719 million, up 8%, driven by higher investment in controls, and was largely flat from the prior quarter.
The provision for credit losses was $82 million, reflecting higher reserves, including a modest build for Oil & Gas; the prior year quarter was a benefit of $79 million.

ASSET MANAGEMENT (AM)

Results for AM				2Q15		3Q14
($ millions)	3Q15	2Q15	3Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,894	$3,175	$3,046	$(281)	(9)%	$(152)	(5)%
Noninterest expense	2,109	2,406	2,081	(297)	(12)	28	1
Provision for credit losses	(17)	—	9	(17)	NM	(26)	NM
Net income	$475	$451	$590	$24	5%	$(115)	(19)%
Discussion of Results:
Net income was $475 million, a decrease of 19%.
Net revenue was $2.9 billion, a decrease of 5%. Net interest income was $633 million, up 1%, driven by higher loan balances. Noninterest revenue was $2.3 billion, down 7%, reflecting the sale of the Retirement Planning Services business in 2014, lower transactional revenue and lower valuations of seed capital investments.
Noninterest expense was $2.1 billion, an increase of 1%, driven by continued investment in both infrastructure and controls.
Assets under management were $1.7 trillion, flat compared to the prior year, due to net inflows to long-term and liquidity products offset by the effect of lower market levels.

CORPORATE[17]

Results for Corporate				2Q15		3Q14
($ millions)	3Q15	2Q15	3Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(50)	$(121)	$(75)	$71	59%	$25	33%
Noninterest expense	172	44	709	128	291	(537)	(76)
Provision for credit losses	(4)	1	(8)	(5)	NM	4	50%
Net income	$1,717	$440	$95	$1,277	290%	$1,622	NM

JPMorgan Chase & Co.
News Release

Discussion of Results:

Net income was $1.7 billion, compared with net income of $95 million in the prior year.

Net revenue was a loss of $50 million, compared with a loss of $75 million in the prior year. Noninterest expense was $172 million, a decrease of $537 million from the prior year, primarily driven by lower legal expense.

The current quarter reflected tax benefits of $1.9 billion from the resolution of various tax audits compared with tax benefits of approximately $400 million in the prior year.

JPMorgan Chase & Co.
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1. Notes on non-GAAP financial measures:

a)
The Firm presents pretax income, net income (assumes a tax rate of 38% for items that are tax deductible) and earnings per share excluding certain notable items. These measures should be viewed in addition to, and not as a substitute for, the Firm's reported results. Management believes this information helps investors understand the effect of these items on reported results and provides an additional presentation of the Firm's performance. The table below provides a reconciliation of reported results to these non-GAAP financial measures:

Reconciliation of reported to adjusted results

Three months ended
September 30, 2015	Pretax income	Net income	EPS
(in millions, except per share)
Reported results	$6,730	$6,804	$1.68

Adjustments:
Firmwide legal expense	1,347	973	0.26
Firmwide tax benefits	—	(2,164)	(0.57)
Consumer credit reserve releases	(591)	(366)	(0.10)
Wholesale credit reserve builds	310	192	0.05
Total adjustments	1,066	(1,365)	(0.36)
Adjusted results	$7,796	$5,439	$1.32

b)
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income as reported by the Firm as a whole or by the lines of business.

c)
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s earnings as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

d)
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures, and exclude Firmwide legal expense ($1.3 billion in the third quarter of 2015). Management believes this information helps investors understand the effect of this item on reported results and provides an alternate presentation of the Firm’s performance.

e)
Estimated as of 3Q15. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In rules, are each non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For further discussion of these measures, see Regulatory capital on pages 146–153 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014 and pages 67-71 of the Firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

f)
The CIB provides the change in Total Markets and Fixed Income Markets revenue excluding the revenue related to business simplification, a non-GAAP financial measure, to provide a more meaningful assessment of the underlying performance of the business.

JPMorgan Chase & Co.
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Additional notes:

3.	Percentage comparisons noted in the bullet points are calculated for the third quarter of 2015 versus the prior-year third quarter, unless otherwise specified.

4.	Represents estimated CET1 capital and ratio under the Basel III Advanced Fully Phased-In capital rules to which the Firm will be subject to as of January 1, 2019.

5.	Last twelve months (“LTM”).

6.	Net of employee issuance.

7.
Core loans include loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

8.	Excludes Commercial Card.

9.
Effective January 1, 2015, the Firm adopted new accounting guidance for investments in affordable housing projects that qualify for the low-income housing tax credit. The guidance was required to be applied retrospectively and accordingly, certain prior period amounts have been revised to conform with the current period presentation. For further discussion, see page 2 of the Earnings Release Financial Supplement.

10.	Represents the estimated liquidity coverage ratio ("LCR") based on the U.S. LCR rules which became effective January 1, 2015.

11.	High quality liquid assets (“HQLA”) is the estimated amount of assets that qualify for inclusion in the U.S. LCR, which became effective January 1, 2015.

12.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

13.	Includes credit reserves related to consumer loans reported in CCB, prime mortgage and home equity loans reported in AM, and prime mortgage loans reported in Corporate.

14.	Chase Commerce Solutions, formerly known as Chase Merchant Services, includes the Chase Paymentech, ChaseNet and Chase Offers businesses.

15.
Effective in the second quarter of 2015, investment banking revenue (formerly investment banking fees) incorporates all revenue associated with investment banking activities, and is reported net of investment banking revenue shared with other lines of business; previously such shared revenue had been reported in Fixed Income Markets and Equity Markets. Prior periods have been revised to conform with the current period presentation.

16.	Effective in the second quarter of 2015, Trade Finance revenue was transferred from Treasury Services to Lending. Prior periods have been revised to conform with the current period presentation.

17.
Effective with the first quarter of 2015, the Firm began including the results of Private Equity in the Other Corporate line within the Corporate segment. Prior period amounts have been revised to conform with the current period presentation. The Corporate segment’s balance sheets and results of operations were not impacted by this reporting change.

JPMorgan Chase & Co.
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JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 5:00 p.m. (Eastern) to present third quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately 9:00 p.m. on October 13, 2015, through midnight, October 28, 2015, by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 16741148. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.